EXHIBIT 23.1
CONSENT OF BKD, LLP

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement of Portec Rail Products, Inc. on Form S-8 (Commission File No. 000-50543) of our report dated March 13, 2007, on our audits of the consolidated financial statements of Portec Rail Products, Inc. as of December 31, 2006 and 2005, and for the years ended December 31, 2006 and 2005 which report is included in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 13, 2007, on our audit of the internal control over financial reporting of Portec Rail Products, Inc. as of December 31, 2006, which report is included in this Annual Report on Form 10-K.
/s/ BKD, LLP
BKD, llp
Evansville, Indiana
March 14, 2008